Exhibit 10.1

DEVELOPER AND CONSTRUCTION MANAGER AGREEMENT

This Developer and Construction Manager Agreement ("Agreement") is made and entered into by and between America First Real Estate Group, LLC, a Nebraska limited liability company, America First Construction Services, LLC, a Nebraska limited liability company, (collectively “Developers and Construction Managers”) and AF-18R-Lincoln, LLC, a Nebraska limited liability company ("Project Owner"), as of the 2nd day of April, 2013 (the "Effective Date").
WHEREAS, Project Owner, a subsidiary of America First Tax Exempt Investors, L.P. (the “Fund”), has entered into a ground lease with the Board of Regents of the University of Nebraska (the “University”) for certain property legally described on Exhibit "A" attached hereto (the "Property") upon which Project Owner intends to develop a residential housing and parking facility for use by students attending the University and which Project Owner expects to be financed in part through the issuance of tax-exempt mortgage revenue bonds that the Fund expects to acquire in accordance with its investment strategies (the "Project"); and
WHEREAS, Developers and Construction Managers (each of which is a subsidiary of The Burlington Capital Group, LLC, which is also the general partner of the general partner of the Fund) regularly provide various professional real estate development and construction management services in connection with the development of real estate developments such as the Project; and
WHEREAS, Project Owner desires to retain Developers and Constructions Managers, and Developers and Construction Mangers desire to be retained by Project Manager, to provide professional real estate development and construction management services in connection with the development of the Project on the terms and conditions set forth herein, including the provisions hereof required under the Fund's Agreement of Limited Partnership (the “Fund LPA”;
NOW THEREFORE, in consideration of the mutual covenants of the parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Developers and Construction Managers and Project Owner agree as follows:
1.Duties of Developers and Construction Managers. Project Owner hereby retains Developers and Construction Managers to perform, and Developers and Construction Managers hereby accept such engagement and agrees to perform, the services described on Exhibit “B” attached hereto.

2.Developer Expenses. Compensation of Developers and Construction Managers' employees and general office overhead shall be borne by Developers and Construction Managers; all other costs and expenses of the development of the Project shall be borne by Project Owner.

3.Insurance. Project Owner agrees to maintain, at its own expense, general liability, property/ builder's risk, and such additional coverages, and all with such limits, as are customary for development projects similar to the Project, which policies shall be so written as to protect Developers and Construction Managers in the same manner and to the same extent they protect Project Owner, and will name Developers and Construction Managers as an additional insured. Developers and Construction Managers agree to maintain, at its own expense, workmen's compensation insurance required by law for its own employees. Any additional general liability insurance which Developers and Construction Managers may purchase, at its own expense, shall benefit only Developers and Construction Managers and be on an excess basis over Project Owner's coverage. Project Owner agrees to furnish Developers and Construction Managers certificates evidencing the existence of the insurance coverages required to be maintained by Project Owner hereunder, which certificates shall provide that Developers and Construction Managers shall receive at least thirty (30) days' notice from the insurance carrier prior to cancellation or material alteration of any insurance coverage. Unless Project Owner shall provide such insurance and furnish such certificates within thirty (30) days after the date hereof, Developers and Construction Managers may, but shall not be obligated to, place said insurance and charge the cost thereof to Project Owner.

4.Compensation of Developers and Construction Managers. Compensation of Developers and Construction Managers shall be according to the schedule on Exhibit "C" attached hereto which the parties have determine to be consistent with fair market rates for such services. In accordance with Section 5.03 of the Fund LPA, the Developers and Construction Managers will refund to the Fund the portions of the fees set forth in Exhibit “C” which the parties have agreed represent the amount by which such fees exceed the estimated actual costs to be incurred by Developers and Construction Managers in providing such services. Any fees available to be paid from excess contingency funds remaining upon substantial completion of the Project shall be paid to Construction Manager with a portion reimbursed to the Project Owner for amounts in excess of Construction Manager's estimated actual costs.

5.Term of Agreement. The term of this Agreement shall commence as of the Effective Date and terminate on the later of final completion of the Project or the payment in full of development and construction management fees, unless sooner terminated in accordance with the provisions of Section 7.

6.Relationship of the Parties. The parties hereto are acting as independent contractors in entering into and performing their respective obligations under this Agreement. No provision of this Agreement is intended to create a partnership, joint venture or agency relationship between any of the parties hereto.

7.Termination. In accordance with Section 5.03(c) of the Fund's Limited Partnership Agreement, if the holders of a majority of the issued and outstanding Beneficial Unit Certificates representing assigned limited partner interests in the Fund vote to terminate this agreement, the Project Owner has the right to terminate this Agreement. The Project Owner shall have the right to terminate this Agreement upon the occurrence of any of the following and written notice of termination to Developers and Construction Managers:

(a)
the willful and continued failure by Developers and Construction Managers to substantially perform the services described herein after a demand for performance is delivered to Developers and Construction Managers by Project Owner which specifically identifies the manner in which it is alleged that Developers and Construction Managers have not substantially performed their duties and obligations hereunder;

(b)
the willful engaging by Developers and Construction Managers in misconduct which Developers and Construction Managers knew, or after exercising the care of a prudent businessman, should have known would be materially injurious to Project Owner, monetarily or otherwise; or

(c)	for Project Owner's convenience, subject to mutually agreed termination expense.

8.No Warranty; Indemnification. Project Owner acknowledges and agrees that Developers and Construction Managers have not made any warranties or representations with respect to the Project, its viability or ultimate success, the abilities of those designated or engaged by Project Owner with respect to the Project, or any other matter whatsoever. Project Owner shall indemnify, defend and hold harmless Developers and Construction Managers from and against any and all losses, damages, costs and expenses sustained, suffered or incurred by Developers and Construction Managers arising or resulting from the performance of Developers and Construction Managers' services hereunder, except to the extent caused by the gross negligence or willful misconduct of Developers and Construction Managers.

9.Miscellaneous Provisions.

(a)
All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Agreement shall be in writing and given by (i) hand delivery, (ii) facsimile, (iii) express overnight delivery service, or (iv) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) electronic confirmation of transmission, if delivered by facsimile, (c) the next business day, if delivered by express overnight delivery service, or (d) the third business day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

If to Developers and
Construction Managers:    America First Real Estate Group, LLC
1004 Farnam Street, Suite 400
Omaha, Nebraska 68102
Facsimile: 402-930-3047

And

America First Construction Services, LLC
1004 Farnam Street, Suite 400
Omaha, Nebraska 68102
Facsimile: 402-930-3047

If to Project Owner:        AF-18R-Lincoln, LLC
1004 Farnam Street, Suite 400
Omaha, Nebraska 68102
Facsimile: 402-930-3047

With a copy to:

America First Tax Exempt Investors, L.P.
1004 Farnam Street, Suite 400
Omaha, Nebraska 68102
Facsimile: 402-930-3047

Any party may change its address for notices by giving notice to the other parties in the manner set forth above.

(b)
No provisions of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

(c)	Captions are used throughout this Agreement for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

(d)
The provisions of this Agreement shall be deemed severable. If any part of this Agreement shall be held unenforceable, the remainder shall remain in full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

(e)	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

(f)	This Agreement may not be assigned by either party without the consent of the other party.

(g)	It is the intent of the parties hereto that all provisions of this Agreement shall be governed by and construed under the laws of the State of Nebraska.
[Signature page to follow]

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed as of the date first above written.

DEVELOPERS AND
CONSTRUCTION MANAGERS:

America First Real Estate Group, LLC, a
Nebraska limited liability company

By ___/s/ Mark A. Hiatt____________________
Name: Mark A. Hiatt
Title: President

America First Construction Services, LLC, a
Nebraska limited liability company

By ____/s/ Mark A. Hiatt____________________
Name: Mark A. Hiatt
Title: President

                        PROJECT OWNER:

AF-18R-Lincoln, LLC, a Nebraska limited liability company

By ____/s/ Timothy Francis__________________
Name: Timothy Francis
Title: Authorized Representative

Exhibit “A”
Legal Description

1.	Lot One (1), Block One (1), Antelope Valley Second Addition;

2.	Lot Seven (7) and the West Eleven feet (11') of Lot Eight (8), Block Nine (9), Kinney's “O” Street Addition;

3.
South Fifty feet (50') and the West Five feet (5') of Lot Five (5), and the South Fifty feet (50') of Lot Six (6), Block Nine (9), Kinney's “O” Street Addition and the North Half (N1/2) of the vacated alley adjacent thereto and the South Half (S1/2) of the vacated alley adjacent to Lots Seven (7) and Eight (8);

4.
A tract of land located in a portion of the vacated 18th Street Right of Way between “Q” Street and “R” Street located in the Southwest Quarter of Section 24, Township 10 North, Range 6 East of the 6th Principal Meridian;

and more particularly described as follows:

Beginning at the Northwest Corner of Lot 1, Block 1, Antelope Valley 2nd Addition, thence S00°14'13"W, along the East line of said vacated 18th Street Right of Way, a distance of 300.33 feet; thence N89°46'23"W, a distance of 46.00 feet; thence N00°14'13"E, a distance of 300.33 feet; thence S89°45'57"E, a distance of 46.00 feet to the point of beginning. Containing an area of 13,815.13 square feet, 0.32 acres.

5.
The North Four (4) feet of “Q” Street and the South Four (4) feet of “R” Street from the West line of the vacated 18th Street Right of Way to the West line of Antelope Valley Parkway, Lincoln, Lancaster County, Nebraska (the “Easement Parcel”) in which the Lessor has been granted permanent easement rights pursuant to that Easement and Hold Harmless Agreement dated March 25, 2013 between the Lessor and the City of Lincoln, Nebraska.

All in the City of Lincoln, Lancaster County, Nebraska.

Exhibit “B”
Scope of Work

Developers and Construction Managers shall provide the following scope of services (the “Work”):

1.	GENERAL SERVICES

1.
Developers and Construction Managers, in general, shall have primary management responsibility for the Project and shall coordinate all Project matters, including, but not limited to, planning, design, and construction of the Project.

2.
Developers and Construction Managers shall maintain an organized filing system for all Project documents and records. At Project completion, Developers and Construction Managers shall certify that copies of all Project documents and records have been delivered to the Project Owner and University. Developers and Construction Managers shall maintain a current list of the Project Team.

3.
Developers and Construction Managers shall invite the designated University Contact to all Project meetings (including without limitation meetings with the Architect, Contractor, Consultants, or the University's Board of Regents). Developers and Construction Managers shall direct weekly Owner, Architect, Contractor “OAC” meetings. Developers and Construction Managers will prepare minutes and provide copies to the Project Owner and University Contact. Developers and Construction Managers shall review for accuracy the minutes of such meetings and shall clarify, amend and report any discrepancies affecting the Project.

4.
Developers and Construction Managers shall furnish to the Project Owner and University monthly reports containing (a) the status of the Project; (b) a comparison of the Project budget to costs incurred through the date of the report; (c) a comparison of the Project schedule to the work actually completed through the date of the report; (d) any revision to the Project schedule or Project budget made during the week covered by the report; (e) a summary of change orders made during the week covered by the report, and presented for approval to the University Contact; (f) a list of all pending change orders and all outstanding issues requiring action or approval of the Project Owner and/or University; and (g) any other reports concerning the project as the Project Owner and University may reasonably request.

5.
Developers and Construction Managers shall provide accounting services for the Project, including, but not limited to, (a) preparing annual budgets; (b) preparing monthly variance reports; (c) monthly Project accounting services related to assembling, reviewing and forwarding to the Project Owner and University for payment the invoices from Architect, Contractor and Consultants; and (d) processing and coordinating the payment of Architect, Contractor and Consultants payments.

6.	Developers and Construction Managers shall be available for questions and follow up by the telephone or site meetings with the Project Owner and University.

2.	PRE-DEVELOPMENT PHASE SERVICES

1.
Developers and Construction Managers shall select the Contractor and the Consultants after careful evaluation of each bidding firm's capabilities to perform, adequacy of personnel, past record of performance, as well as experience and expertise to render the services required. Developers and Construction Managers shall, upon the Project Owner's or University's request, provide a summary of Developers and Construction Managers's evaluation of each bidding firm. Upon selection of the Architect, Contractor and Consultants and approval of the University of the same, Developers and Construction Managers shall execute, on behalf of the University, agreements with the Architect, Contractor and Consultants, on terms approved by the Project Owner and University.

2.
Developers and Construction Managers shall become familiar with, and provide services that are consistent with all applicable laws and the requirements of easements, licenses, and other pertinent agreements to the extent the foregoing are made known to Developers and Construction Managers.

3.
Developers and Construction Managers shall provide leadership to the Project Team on all matters relating to the planning, design, governmental approvals, construction, and other activities necessary to complete the Project.

4.
Developers and Construction Managers shall (a) coordinate the preparation by the Architect of a written and graphic description of the program for the Project, in accordance with the Project Owner's and University's goals and objectives (the “Project Program”); (b) prepare and submit to the Project Owner and University a preliminary estimated schedule for completion of the design and construction of the Project, including, without limitation, the various major activities to be undertaken in connection with the Project and the approximate timing of the commencement and completion of such activities, which Developers and Construction Managers shall monitor and revise from time to time throughout the Project (the “Project Schedule”); and (c) manage the Project Schedule and the Project budget to manage cash flow, maximize value, keep the work progressing in a logical manner, and avoid or mitigate interruptions of design and construction.

5.
Developers and Construction Managers shall coordinate any required environmental review of the Project, and advise and assist the Project Owner and University in obtaining all environmental permits or approvals required for the Project, if any.

6.
Developers and Construction Managers shall assist the Contractor, Architect in obtaining permits for the Project; coordinate with the City for the Project; represent the Project Owner and University at meetings of the City; recommend to the Project Owner and University appropriate policies or decisions to be followed on public matters affecting the Project; and advise the Project Owner and University as to any material issues noted by the Architect or Contractor.

7.
Developers and Construction Managers shall schedule and attend regular meetings with the Architect related to the development of the design. Developers and Construction Managers shall manage the Architect throughout the design phase.

8.
Developers and Construction Managers shall coordinate with the Architect and Contractor and provide recommendations to the Architect, Contractor, the Project Owner and the University regarding value engineering, availability of materials and labor, time requirements for installation and construction, and factors relating to costs, including costs of alternative designs or materials in a manner consistent with the Project Program, budget and Schedule, and possible cost reductions and economies if and when necessary to reconcile the Project budget, Program and Schedule. Developers and Construction Managers must be an active participant in the design process, challenging assumptions, testing decisions, and ensuring the occupants, the Project Owner and the University will be completely satisfied with the resultant design after construction is complete.

9.
Developers and Construction Managers shall review and comment on the drawings and specifications for the Project (the “Construction Documents”), as they are prepared by the Architect, and coordinate their review by the Contractor.

10.
In consultation with the Architect and Contractor, Developers and Construction Managers shall provide value engineering services to analyze and make recommendations concerning availability of materials and labor, time requirements for installation and construction, and other factors related to costs, including costs of alternative designs or materials, and possible cost reductions and economies. Developers and Construction Managers shall provide value engineering recommendations to the Project Owner and University, but the final decision will, in every instance, be the Project Owner's and University's decision.

11.
Upon approval by the Project Owner and University of design development plans and specifications, Developers and Construction Managers shall (a) lead the process on behalf of the University in reviewing and coordinating the preparation by the Architect of the Construction Documents for the Project; and (b) make recommendations regarding alternative solutions whenever design details appear to (i) adversely affect construction feasibility, the Project Program, budget or Schedule, or (ii) cause the Project to deviate from the approved drawings or requirements of the Project Owner and University.

12.	Developers and Construction Managers shall act as the Project Owner's and University's representative in coordinating and assisting the Architect in the preparation of bid documents.

13.	Developers and Construction Managers shall review bids, prepare analyses and make recommendations to the Project Owner and University for award of a contract for the Project.

14.
Developers and Construction Managers shall conduct pre-award conferences with qualified bidders, advise the Project Owner and University regarding the negotiation of business terms of each Project construction contract, and advise the Project Owner and University on the acceptability of the Contractor for the Project.

15.
After the Project construction contract has been awarded, but before the Contractor commences work on the site, Developers and Construction Managers shall assist the Project Owner and University in the preparation of all necessary site logistics plans, traffic flow diagrams and plans for the performance of the applicable work, showing the use of designated roadways or street lights, the closing of any roadways, streets and/or sidewalks, and the re-routing of any traffic; and assist in obtaining necessary governmental approvals required to implement such traffic plans.

16.
Developers and Construction Managers shall work with the Project Owner, University and the City of Lincoln (the "City"), to negotiate and obtain City adoption of a redevelopment agreement for the Project (the "Redevelopment Agreement") providing for tax increment financing.

17.	Developers and Construction Managers shall arrange financing for the Project, subject to the approval of the Project Owner and University.

3.	DEVELOPMENT PHASE SERVICES

1.	Developers and Construction Managers shall oversee all phases of the construction of the Project.

2.
Developers and Construction Managers shall represent the Project Owner and University in its communications with the Architect, Contractor and Consultants; schedule, attend, and conduct progress meetings, regular on-site meetings to review construction progress and pay requests.

3.
Developers and Construction Managers shall (a) assist and review the processing of change orders; (b) advise the Project Owner and University concerning the necessity for, scope of and recommended cost of change orders; (c) negotiate, on the Project Owner's and University's behalf, all change orders with the Contractor; and (d) provide a weekly list of change orders requests “COR” for review and approval by the Project Owner and the University Contact. Once CORs are approved by the Project Owner and University Contact, the Developers and Construction Managers shall execute a change order reflecting such CORs. The final Project budget and/or Project Schedule, as applicable, will be revised to reflect approved change orders.

4.
Developers and Construction Managers shall review applications for payment by the Contractor, review and certify certificates for payment issued by the Architect and make written recommendations to the Project Owner and University concerning payment. Developers and Construction Managers, Project Owner and the University shall cooperate with one another to develop an orderly procedure for review and payment of Project costs and expenses.

5.	Developers and Construction Managers shall direct Contractor to prepare and update a critical path schedule for completion of the applicable work.

6.
Developers and Construction Managers shall coordinate negotiations among the Project Team, and as applicable, the utility companies, City and others concerning electric, sewer, water, gas and telephone facilities required for the Project, on a schedule consistent with the Project Schedule.

7.	Developers and Construction Managers shall assist in the coordination of work between the Contractor, Project Owner and the University Contact.

8.
Developers and Construction Managers shall cause Contractor to maintain a daily log containing the number of workers, equipment, work accomplished, problems encountered and other relevant data as the Project Owner and University may require.

9.
Developers and Construction Managers shall notify the Project Owner and University if Developers and Construction Managers becomes aware that the work of Contractor is not being performed in accordance with the requirements of the Construction Documents. Developers and Construction Managers shall notify the Project

Owner and University immediately of any previously unforeseen conditions and provide recommendations for any actions requiring the Project Owner's or University's approval.

10.
Developers and Construction Managers shall attend on-site review of the Project to confirm substantial and final completion of the construction of the Project, and notify the Project Owner and University when Developers and Construction Managers believes the work under the Project construction contract is substantially complete and that a punch list should be prepared.

11.
Developers and Construction Managers shall coordinate with the Architect in its review of the work to enable the Architect to determine the date of substantial completion. At the substantial completion by Contractor of the work, monitor the Architect in its inspection of the work and preparation of a detailed “punch list” specifying any items which require completion, installation, correction or repair. Developers and Construction Managers will consult with the Project Owner, University and/or Architect in connection with the recommendations for the rejection and replacement of all nonconforming work, as appropriate.

12.	Developers and Construction Managers shall oversee the completion of the punch list by the Contractor in a timely fashion to include final inspections of the Architect.

13.
Developers and Construction Managers shall obtain from Contractor record drawings or, if required by the applicable Project construction contract, “as-built” drawings as requested and paid for by the owners, as construction progresses.

14.
Together with the Project Owner and University, Developers and Construction Managers shall monitor and observe the testing and start-up of all utilities, systems and equipment for the Project. The Developers and Construction Managers shall assist in the coordination of work between the Developers and Construction Managers and the University's internal service providers, if applicable.

15.	Developers and Construction Managers shall arrange, in conjunction with the Contractor, for all inspections by code authorities through the City.

16.	Developers and Construction Managers shall coordinate with Architects regarding the inspect the construction work in place for conformance with the Construction Documents.

17.
Developers and Construction Managers shall complete the final close-out of the Project by (a) obtaining, or causing the Contractor to obtain, all government approvals required for the legal use and occupancy of the Project, (b) obtaining all warranties, guarantees, bonds, insurance certificates, installation manuals, and other items required pursuant to the Project construction contracts, (c) obtaining all affidavits, waivers and releases the Contractor is required to provide pursuant to the Project construction contracts to achieve final completion of the Project, (d) analyzing all claims (including change order disputes and other claims for extra compensation) asserted by the Contractor, and/or (e) representing the University at meetings and/or inspections scheduled by the University and held to resolve problems relating to design, physical condition or operation of the Project to seek enforcement of warranties.

18.	Developers and Construction Managers shall perform the Work in a timely manner.

4.	SECURITY/SAFETY

1.
While performing the Work, the Developers and Construction Managers shall promptly inform the Project Owner and University if the Developers and Construction Managers becomes aware of any security concerns and/or unsafe conditions.

5.	OCCUPANCY PHASE

1.
Developers and Construction Managers shall coordinate with the Project Owner and University Contact regarding the occupancy of the Project including acquisition and installation of all moveable equipment.

2.
Developers and Construction Managers shall coordinate with the Project Owner and University Contact regarding development of a schedule for occupancy of the Project during the planning phase and updating of the schedule as necessary during the construction.

6.	WARRANTY PHASE

1.
Developers and Construction Managers shall assist the Project Owner and University with any warranty issues arising during the first year following the date of substantial completion of the Project. Developers and Construction Managers shall prepare any warranty claims and coordinate with the Contractor and warranty provider to adequately address such warranty issues in a timely manner.

2.	Developers and Construction Managers shall use best efforts to deliver timely completion of warranty issues.

Exhibit “C”
Compensation Schedule

	Development Fee			Construction Management
	Total	AFREG*	Reimbursed to Fund**	Total	AFCS***	Reimbursed to Fund**

Closing	$480,000	$288,000	$192,000	$320,000	$160,000	$160,000
5/1/2013	30,000	18,000	12,000	20,000	10,000	10,000
6/1/2013	30,000	18,000	12,000	20,000	10,000	10,000
7/1/2013	30,000	18,000	12,000	20,000	10,000	10,000
8/1/2013	30,000	18,000	12,000	20,000	10,000	10,000
9/1/2013	30,000	18,000	12,000	20,000	10,000	10,000
10/1/2013	30,000	18,000	12,000	20,000	10,000	10,000
11/1/2013	30,000	18,000	12,000	20,000	10,000	10,000
12/1/2013	30,000	18,000	12,000	20,000	10,000	10,000
1/1/2014	30,000	18,000	12,000	20,000	10,000	10,000
2/1/2014	30,000	18,000	12,000	20,000	10,000	10,000
3/1/2014	30,000	18,000	12,000	20,000	10,000	10,000
4/1/2014	30,000	18,000	12,000	20,000	10,000	10,000
5/1/2014	30,000	18,000	12,000	20,000	10,000	10,000
6/1/2014	30,000	18,000	12,000	20,000	10,000	10,000
7/1/2014	30,000	18,000	12,000	20,000	10,000	10,000
8/1/2014	30,000	18,000	12,000	20,000	10,000	10,000
Total	$960,000	$576,000	$384,000	$640,000	$320,000	$320,000

*America First Real Estate Group, LLC
**Fund is defined as America First Tax Exempt Investors, L.P.
***America First Construction Services, LLC